July 7, 2014

Mr. K. Ian Matheson
Royal Mines & Minerals Corp.
2580 Anthem Village Drive
Henderson, NV 89052

Dear Mr. Matheson

            Lafarge North America Inc, a Maryland corporation (along with its affiliates “Lafarge”), and Royal Mines & Minerals Corp., a Nevada corporation (“Royal Mines”) have together spent significant time, resources and effort over the last several years to study the viability of certain Royal Mines’ technologies designed to extract commercially reasonable quantities of various precious metals from coal combustion by-products (“Coal By-Products”) such as fly ash and bottom ash (the “Technology”). Such efforts have included Lafarge (a) making available to Royal Mines the time and expertise of Steve Butler, a Lafarge Coal By-Product technician, (b) building a laboratory at Lafarge’s Renwick facility with equipment appropriate to conduct relevant tests of the Technology, and (c) assisting in the engineering and development of equipment through which tests of the Technology have been conducted. As Lafarge is one of the largest managers of Coal By-Products in North America, having contracts with twenty eight coal fired power generating stations (“Stations Under Contract”) and significant amounts of Coal By-Products stored in underground locations, Royal Mines is interested in continuing its relationship with Lafarge toward the refinement and further development of the Technology with the goal of commercializing the Technology.

            This Letter of Intent (“LOI”) sets forth the intention of Lafarge with respect to a potential business relationship with Royal Mines relating to the commercialization of the Technology (the “Proposed Relationship”).

            1.          From the date first set forth above through December 31, 2014, or such later date as agreed to by Lafarge and Royal Mines (the “LOI Term”), Lafarge agrees to allocate up to 50 hours per month of Steve Butler’s time to assist Royal Mines in the commercialization of the Technology. This commitment includes the payment by Lafarge during the LOI Term of all expenses related to Mr. Butler, including salary, benefits and reasonable travel costs.

            2.          During the LOI Term, Lafarge agrees to dedicate to Steve Butler such equipment at Lafarge’s laboratory at Lafarge’s Renwick facility as will be reasonably necessary for Mr. Butler to provide the assistance to Royal Mines contemplated by this LOI.

            3.          During the LOI Term, Royal Mines agrees to develop a business plan for the commercialization of the Technology (the “Business Plan”), which Business Plan Royal Mines agrees to present to Lafarge no later than January 31, 2015.

            4.          In consideration of the commitment of Steve Butler’s time and other resources by Lafarge described above, Royal Mines agrees to grant Lafarge the exclusive right, subject to the royalties referred to below, to exploit the Technology for the extraction of precious metals from the Coal By-Products (a) produced by the Stations Under Contract, plus up to seven (7) additional coal fired power generating stations to be identified by Lafarge (collectively, the “Covered Locations”), for each such station through the duration of Lafarge’s contract with such station and 3 years thereafter, and (b) now stored or in the future deposited in underground storage sites owned or controlled by Lafarge for as long as Coal By-Products are stored therein (“Lafarge Owned By-Products”). Unless otherwise agreed, such exploitation by Lafarge will be at Lafarge’s sole cost and expense, including the cost of equipment and labor necessary to process the Coal By-Products from which metals are to be extracted. As long as Steve Butler is employed by Lafarge, Royal Mines will not offer Steve Butler a job without a prior agreement with Lafarge at any time during the LOI Term. If Royal Mines proceeds with such an offer without Lafarge approval, the exclusive rights granted to Lafarge in this paragraph shall immediately vest in Lafarge at the time of the offer of employment to Steve Butler.

            5.          When the Technology is shown to Lafarge’s satisfaction to be commercially viable for the extraction of precious metals from a broad base of Coal ByProducts, Lafarge agrees that it will introduce and promote the Technology for use on the Coal By-Products produced by those of the Covered Stations whose Coal ByProducts Lafarge believes the Technology can be employed on a commercially reasonable basis for the extraction of precious metals. Lafarge agrees to prioritize such efforts based on a multitude of parameters affecting the commercial viability of the application of the Technology to the Coal By-Products produced at each Covered Station, including, but not limited to, anticipated precious metals content, general utility interest in new beneficial use technologies, financial strength, the ability to locate Technology process facilities on or near utility property, environmental impacts and location of the Covered Station.

            6.          Should the Technology be employed to remove precious metals from the Coal By-Products produced by a Covered Station without Lafarge having contributed capital to the construction of equipment required to process such Coal Products, Lafarge shall be entitled to receive a mutually agreeable percentage of the value of the precious metals extracted from such Coal By-Products by Royal Mines.

            7.          Should the Technology be employed to remove precious metals from (a) any Lafarge Owned By-Products or (b) from Coal By-Products produced by a Covered Station where Lafarge contributes the capital required to construct the equipment required to process such Coal Products and assumes responsibility for the operation thereof, Lafarge shall be entitled to the precious metals recovered and will pay Royal Mines a royalty equal to a mutually agreeable percentage of the value of the precious metals extracted from such Coal By-Products by Lafarge.

            8.          Should Lafarge and Royal Mines form a joint venture to finance, design, build and operate a facility employing the Technology to extract precious metals from Coal By-Products, Lafarge and Royal Mines shall each be entitled to a mutually agreeable share of the profits of such venture.

            9.          Consummation of the Proposed Relationship is subject to, among other conditions precedent, the following:

(a)	the satisfactory completion of due diligence by Lafarge, which Lafarge deems appropriate and necessary, including, but not limited to, that relating to ownership of the Technology;

(b)	the approval of the senior management of Lafarge and Royal Mines and, if necessary, the Board of Directors of Lafarge and Royal Mines; and

(c)	the preparation, negotiation, execution and delivery of a mutually satisfactory definitive agreement with respect to the Proposed Relationship (the “Definitive Agreement”).

            10.        Each party agrees to proceed with the Proposed Relationship on a prompt basis and to use its best efforts to (i) conduct and facilitate the due diligence expeditiously and to cooperate in connection therewith, and (ii) prepare the Definitive Agreement and all other agreements and documents necessary thereto

            11.        No public announcement or disclosure of the Proposed Relationship may occur without the express written consent of both Lafarge and Royal Mines, except as required by law. If Lafarge or Royal Mines determines that it is required by law to make such an announcement or disclosure, it shall provide at least 24 hours written notice to the other of such impending announcement or disclosure.

            12.        Each party will pay its own fees and expenses related to the due diligence investigation and the negotiation, preparation, execution and delivery of the Definitive Agreement and other transaction documents, including the fees and expense of its outside counsel and other advisors.

            13.        Royal Mines agrees that it will not (nor will it permit any of its officers, directors, members, affiliates or agents to) initiate, solicit or participate or engage in any negotiations or discussions, or authorize or enter into any agreement or agreement in principle, or announce any intention of doing any of the foregoing, with respect to the application of the Technology at any Covered Station or to the Coal By-Products produced by an Covered Station, except with respect to Lafarge as contemplated by this LOI.

            14.        This LOI constitutes a statement of present intent only and, except as set forth in paragraphs 1 through 4 and in paragraph 13, which are binding agreements of the parties, neither Lafarge nor Royal Mines shall have any legally enforceable right or obligation hereunder. Any rights and obligations of Lafarge or Royal Mines with respect to the subject matter of this LOI will be only as set forth in any definitive agreement executed by them. Accordingly, except as set forth in paragraphs 1 through 4 and in paragraph 13, until the execution of the Definitive Agreement, Lafarge and Royal Mines shall not be under any legal obligations with respect to the negotiation and consummation of the Proposed Relationship.

            15.        This LOI shall terminate and be of no further force or effect if a Definitive Agreement with respect to the Proposed Relationship is not executed and delivered to Lafarge on or before December 31, 2015.

            16.        This LOI shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to its conflicts of law principles.

            17.        This LOI may be executed in two or more counterparts, each of which shall be deemed an original and all of which together will constitute but one and the same LOI.

            Please sign where indicated below and return a copy of this LOI to me to indicate your agreement with and acceptance of the terms hereof.

Lafarge North America Inc.

/s/ Mike Gordon
By:
Name:	Miike Gordon
Title:	Vice President, Cement

Agreed and accepted this 10th day of July, 2014:

Royal Mines & Minerals Corp.

/s/ K. Ian Matheson
By:
Name:	K. Ian Matheson
Title:	President